EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-276246) of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements)  dated December 19, 2023, relating to the consolidated financial statements of Know Labs, Inc., which appears in the Annual Report on Form 10-K of Know Labs, Inc. for the year ended September 30, 2023. We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BPM LLP

BPM LLP

Santa Rosa, California

January 5, 2024